As filed with the Securities and Exchange Commission on December 23, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inotiv, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana	0-2335	35-1345024
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Kent Avenue
West Lafayette, Indiana 47906-1382
(765) 463-4527

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Beth Taylor

Chief Financial Officer and

Vice President of Finance

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(765) 463-4527 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stephen J. Hackman, Esq. Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282-0200 (317) 236-2289	Mark Bibi, Esq. Inotiv, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906-1382 (765) 463-4527	Gregory P. Rodgers, Esq. Arash Aminian Baghai, Esq. Scott W. Westhoff, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Shares	$100,000,000	$9,270

(1)	Includes the aggregate offering price of additional our common shares subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER [•], 2021

$

Common Stock

We are offering $                      of our common shares.

Our common shares are listed on the Nasdaq Capital Market ("Nasdaq") under the symbol “NOTV.” On , 2022, the last reported sale price of our common shares on Nasdaq was $        .

Investing in our common shares involves a high degree of risk. See ‘‘Risk Factors’’ beginning on page 8.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and estimated offering expenses.

We have granted the underwriters a 30-day option to purchase up to an additional $                 of our common shares at the public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on                 , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Jefferies LLC

                         , 2022

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common shares. You should read this entire prospectus carefully, including “Risk Factors” included and incorporated by reference in this prospectus and the consolidated financial statements and the notes to those statements incorporated by reference in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, “Inotiv,” “Inotiv, Inc.,” the “Company,” “we,” “us” and “our” refer to Inotiv, Inc. and its consolidated subsidiary.

Company Overview

We are one of the world’s leading providers of preclinical contract research services and research model solutions to the pharmaceutical, chemical, and medical device industries. Our mission is to provide drug and product developers with superior scientific research, high-quality research models and innovative analytical instrumentation in order to bring revolutionary new drugs and products to market quickly and safely. Our strategy is to deliver products and services that will generate high-quality and timely data in support of new drug and product approval or expand their use. Our clients and partners include pharmaceutical, biotechnology, biomedical device, contract research organizations (“CROs”), academic and government organizations. We provide innovative technologies and products and a commitment to quality to help clients and partners accelerate the development of safe and effective drugs and products and maximize the returns on their research and development investments. Our comprehensive suite of solutions enables us to offer a unique, full-spectrum discovery-to-approval solution to meet increasing growth and innovation in biopharma and demand for specialty and disease-specific models. We believe we are well positioned to continue to expand our market share in the growing ~$17 billion nonclinical CRO market. Inotiv achieved GAAP revenue of $89.6 million and GAAP net income of $10.9 million in the fiscal year ended September 30, 2021

Through our Discovery and Safety Assessment (“DSA”) segment, we support both the non-clinical and clinical development needs of researchers and clinicians for primarily small molecule drug candidates, but also including biotherapeutics and biomedical devices. We believe that our scientists have the skills in analytical instrumentation development, chemistry, computer software development, histology, pathology, physiology, surgery, analytical chemistry, drug metabolism, pharmacokinetics, and toxicology to make the services and products we provide increasingly valuable to our current and potential clients. Our principal clients are scientists engaged in analytical chemistry, drug safety evaluation, clinical trials, drug metabolism studies, pharmacokinetics and basic research from small start-up biotechnology companies to some of the largest global pharmaceutical companies. The DSA segment constituted 26% of pro forma FY2021 revenue.

Through our Research Models and Services (“RMS”) segment, we offer access to a wide range of high-quality small and large research models for basic research and drug discovery and development, as well as specialized models for specific diseases and therapeutic areas. We combine deep animal husbandry expertise and expanded access to scientists across the discovery and preclinical continuum which reduces nonclinical lead times and provides enhanced project delivery. In conjunction with our CRO business, we have the ability to run selected nonclinical studies directly on-site at closely located research model facilities and access to innovative genetically engineered models and services (“GEMS”) solutions. We have long-standing relationships with our principal clients which include biopharmaceutical companies, CROs, and academic and government organizations. Seventeen of our top 20 customers have been repeat customers for over 10 years. Our revenue retention rate is over 99%. The RMS segment constituted 74% of pro forma FY 2021 revenue.

Recent Developments

On November 5, 2021, we acquired Envigo RMS Holding Corp. ("Envigo") through the merger of a wholly owned subsidiary of ours with Envigo (the "Envigo Acquisition"). Envigo and its subsidiaries provide research-quality animals for use in laboratory tests, as well as standard and custom laboratory animal diets and bedding and other associated services for contract research organizations, biopharmaceutical companies, universities, governments and other research organizations. The aggregate consideration paid to the holders of outstanding capital stock and options to purchase capital stock in Envigo in the merger consisted of cash consideration of $271.0 million, including adjustments for net working capital and cash balances as provided in the merger agreement of approximately $13.0 million and $48.0 million, respectively, and 9,036,538 Inotiv common shares. The common shares included in the merger consideration include 790,620 shares issuable upon the exercise of certain Envigo stock options that we assumed in the transaction.

At the closing of the Envigo Acquisition, we entered into a Shareholders Agreement with certain stockholders of Envigo. The Shareholders Agreement entitles each of our two largest shareholders to nominate one person for election to our Board of Directors and to approve a third director nominated by our Nominating and Corporate Governance Committee. The remaining four seats on our Board of Directors are held by persons nominated by our Nominating and Corporate Governance Committee. The shareholders party to the Shareholders Agreement have certain registration rights with respect to the shares they received in the Envigo Acquisition. See "Shares Eligible for Future Sale."

The transformative combination with Envigo created a leader in discovery and preclinical solutions and secured an important resource for the preclinical services we offer.

The combination with Envigo also achieved attractive diversification and will enable significant cross-selling opportunities.

Our Markets

There are currently more than 9,600 molecules in the preclinical phase globally which support continued outsourcing from pharma and biotech. We estimate, based on a Frost & Sullivan study, that the portion of global biopharmaceutical research and development (“R&D”) expenditures attributable to drug discovery and preclinical development, the nonclinical CRO market, was ~$17 billion in 2021 and is expected to grow to ~$24 billion in 2026 which represents a CAGR of approximately 7%. The outsourcing penetration over this period is assumed to be between 58% and 60%.

The key driver of growth in our market is the continued R&D spend in the biotechnology customer segment driven by significant investment to support continued innovation and the development of new therapies. Unprecedented and sustained funding levels over the past two years have resulted in a surge of biotech cash balance levels.

Our Suite of Services

Our service offering spans drug discovery through clinical development. We have deep experience across the research and development continuum with a core focus on drug discovery and preclinical development.

Our Competitive Strengths

We believe our competition is divided between large preclinical CROs and small, independent service providers (generally focused on one-off preclinical services for emerging biopharma and specialty support of large pharma). We are well-situated to address the needs of emerging biopharma with our comprehensive suite of preclinical services, research models, and some clinical development services. We see ourselves as a unique platform in North America with no other competitor offering the same breadth of services with fewer than 10,000 employees.

We believe we are a leading independent full-spectrum preclinical solutions provider, well positioned to serve our key customer base by reducing the cost and time to bring new drugs to market. We differentiate ourselves from our competitors in our industry through our competitive strengths, which include the following:

•	Deep expertise and high-science capabilities across the discovery and preclinical continuum;

•	Global service delivery across key geographies in North America and Europe;

•	Ability to service molecules from early discovery through and beyond Investigational New Drug application as a “one-stop shop” for discovery and preclinical development;

•	Long history and deep experience with critical research model resources supply chains;

•	Leading animal husbandry expertise and high-quality client services;

•	Commitment to animal welfare, quality control, and compliance; and

•	Experienced management team with proven track record.

Our Growth Strategy

The key elements of our growth strategy include the following:

•	Drive organic growth by continuing to reinvest cash flows to develop and commercialize new capabilities that enhance the value proposition to our customers. Our current areas of investment include clinical pathology, SEND (Standard for the Exchange of Nonclinical Data) data reporting, cardiovascular safety pharmacology, genetic toxicology, biotherapeutics, medical device histology and pathology;

•	Capitalize on our expansive suite of products and services by increasing cross-selling between customers across our DSA and RMS business segments;

•	Leverage our global footprint by expanding Inotiv’s DSA business in the European market by leveraging our existing RMS facilities;

•	Further expand the scale of our facility network by investing in new capacity at existing locations ; and

•	Supplement our organic growth by continuing to identify, acquire and integrate acquisition targets that augment our suite of products and services .

The key internal investments supporting organic growth are as follows:

•	Facilities – capital investments of ~$27.1 million from FY 2017 through September 2021 across all sites, including

o	Evansville (annual capacity expanded from ~$13 million to ~$32 million);

o	St. Louis (expansion project completed in November 2021 significantly increased capacity);

o	Fort Collins (infrastructure, equipment and facility upgrades; annual capacity has increased from ~$5 million to ~$10 million since acquisition); and

o	Gaithersburg (infrastructure, equipment and facility upgrades; annual capacity has increased from ~$4 million to ~$21 million since acquisition);

•	Infrastructure – enhancements to client services and building program management functions to enhance client communication and the overall client experience;

•	Systems – new ERP system throughout the company, new client relationship system with performance reporting, design and implement enterprise technology solution for study management, design of laboratory information management system;

•	Rebranding – unified our services businesses under our new trade name, Inotiv, and our philosophy of “expect more”;

•	People – recruiting top scientific talent and enhancing work environment by focusing on career development and a professional, gratifying work environment (driving lower employee turnover); and

•	Services – developing internal capabilities for additional service offerings to meet client needs and to reduce outsourcing.

The key internal centers of excellence developed internally and the dates the programs were initiated are as follows:

•	Mechanistic Pharmacology and Toxicology (2018) – created capabilities in cellular and molecular biology to support diverse client needs;

•	Safety Pharmacology (April 2019) – created large animal cardiovascular and respiratory safety pharmacology using surgically-implanted telemetry equipment;

•	Juvenile Toxicology (May 2019) – enhanced capabilities in developmental toxicology, specifically focused on learning and memory behaviors;

•	SEND Reporting (December 2020) – internalized the process of developing and submitting SEND databases for regulatory review;

•	Clinical Pathology (February 2021) – hired specialty expertise in clinical pathology to provide expert interpretation of clinical pathology data supporting pharmacology and toxicology studies;

•	Biotherapeutics (May 2021) – developing plans to develop analytical capabilities to support large molecule biotherapeutics, biomarkers, and cell-based analysis and therapeutics;

•	Histopathology for Devices (June 2021) – developing the capacity to process and interpret the biocompatibility and efficacy of broad-based devices; and

•	Genetic Toxicology (August 2021) – developing capabilities to evaluate mutagenicity and clastogenicity in support of first-in-human dosing.

We see our opportunistic approach to M&A coupled with our diligent internal growth plan as the foundation for sustained growth in our market. We have a successful track record of executing on M&A since 2017.

We have demonstrated our ability to create significant value and organic growth following acquisition.

Our Global Footprint

We provide our products and services across 21 locations in North America and Europe. We deliver our DSA segment services through locations in West Lafayette, IN; Evansville, IN; Fort Collins, CO; Boulder, CO; St. Louis, MO; and Gaithersburg, MD. Our RMS operations are located in Indianapolis, IN; Livermore, CA; St. Louis, MO; Alice, TX; Cumberland, VA; Dublin, VA; Frederick, MD; Denver, PA; Madison, WI; Hillcrest, United Kingdom; Huntingdon, United Kingdom; Blackthorn, United Kingdom; Horst, Netherlands; Gannat, France; and Desio, Italy. Inotiv had 567 employees, and Envigo had 1,134 employees.

Corporate Information

We were incorporated in the state of Indiana in July 1975. Our principal executive offices are located at 2701 Kent Avenue, West Lafayette, Indiana 47906, and our telephone number is (765) 463-4527. Our Internet website is www.inotivco.com. We do not incorporate the information on, or accessible through, our website into this prospectus supplement or the accompanying prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common shares offered by us	$ of common shares.

Underwriters’ option to purchase additional common shares offered by us	We have granted the underwriters an option to purchase up to an additional $ of our common shares.

Common shares to be outstanding immediately after this offering	At an assumed public offering price of $ , the last reported sale price of our common shares on the Nasdaq Capital Market on , 2022, shares (or shares, if the underwriters exercise their option to purchase additional common shares in full).

Use of proceeds	We estimate that the net proceeds from the sale of our common shares that we are selling in this offering will be approximately $ million, based on an assumed public offering price of $ per share, the last reported sale price of our common shares on the Nasdaq Capital Market on . 2022, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds of this offering for acquisitions or strategic transactions. See the section titled “Use of Proceeds” for additional information.

Risk factors	You should read the section titled “Risk Factors” in this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Capital Market symbol	“NOTV”

The number of our common shares to be outstanding immediately after this offering is based upon 15,931,485 shares outstanding as of September 30, 2021, and excludes:

•

831,310 common shares issuable upon the exercise of options outstanding as of September 30, 2021, with a weighted-average exercise price of $9.82 per share and an additional 790,620 common shares issuable upon the exercise of options assumed by the Company in connection with the acquisition of Envigo RMS Holding Corp. on November 5, 2021, with an weighted-average exercise price of $9.93 per share; and

•	430,063 additional common shares reserved for future issuance under our 2018 Equity Incentive Plan as of September 30, 2021 and 1,500,000 additional shares reserved for issuance under our 2018 Equity Incentive Plan as approved by our shareholders on November 5, 2021, as well as any automatic increases in the number of our common shares reserved for future issuance pursuant to this plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no exercise of outstanding options;
•	no conversion of any of our outstanding 3.25% Convertible Senior Notes due 2027; and

•	no exercise by the underwriters of their option to purchase up to an additional $ of our common shares.

RISK FACTORS

Investing in our common shares involves a high degree of risk. See the risks described below as well as the risk factors disclosed in our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2021, incorporated by reference in this prospectus, and the matters discussed under "Forward-Looking Statements" below, for a discussion of factors you should carefully consider before deciding to purchase our common shares. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in our common shares.

Risks Related to This Offering and Ownership of Our Common Shares

The market price of our common shares has been and may continue to be highly volatile, and you may not be able to resell your shares at or above the public offering price.

The trading price of our common shares has been and may continue to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control. The market price of our common shares could be subject to significant fluctuations. Our common shares traded as low as $ and as high as $ per share during the 12-month period ended December 31, 2021. The market price for our common shares may be influenced by many factors, including:

•	the sales level for our services and products;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our growth;

•	the size and growth of our target markets;

•	actual or anticipated quarterly variations in our or our competitors’ results of operations;

•	failure to meet estimates or recommendations by securities analysts who cover our stock;

•	failure to meet our own financial estimates;

•	accusations that we have violated a law or regulation;

•	recalls of our products;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain, maintain, protect and enforce patent protection and other intellectual property rights for our technologies and products;

•	significant litigation, including shareholder litigation or litigation related to intellectual property;

•	our cash position;

•	adverse regulatory decisions, including failure to receive regulatory approval or clearance of our planned and future products or maintain regulatory approval or clearance for our existing products;

•	changes in laws or regulations applicable to our products;

•	adverse developments concerning our suppliers or distributors;

•	our inability to obtain adequate supplies and components for our products or inability to do so at acceptable prices;

•	our inability to establish and maintain collaborations if needed;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of large blocks of our common shares, including sales by our executive officers, directors and significant shareholders;

•	trading volume of our common shares;

•	additions or departures of key scientific or management personnel;

•	changes in accounting principles;

•	ineffectiveness of our internal controls;

•	actual or anticipated changes in healthcare policy and reimbursement levels;

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general and the market for medical device companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect our business, financial condition and results of operations.

We do not intend to pay dividends on our common shares, so any returns will be limited to increases, if any, in our stock’s value. Your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our common shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to shareholders will therefore be limited to the appreciation in the value of their stock, if any.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As of September 30, 2021, we had net operating loss (“NOL”) carryforwards of approximately $18.6 million for federal income tax purposes, and $28.5 million for state income tax purposes. These federal (generated prior to 2018) and state NOL carryforwards begin expiring in 2023. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. Some of these NOLs could expire unused and be unavailable to offset our future income tax liabilities. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% shareholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. We have not determined if we have experienced Section 382 ownership changes in the past and if a portion of our NOLs is subject to an annual limitation under Section 382. In addition, we may experience ownership changes in the future as a result of subsequent changes in our stock ownership, including this offering, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOLs is materially limited, it could harm our future operating results by effectively increasing our future tax obligations. In addition, under the Tax Cuts and Jobs Act (“TCJA”), federal NOLs incurred in 2018 and in future years may be carried forward indefinitely. However, such NOLs generally may not be carried back and the deductibility of such NOLs is limited to 80% of taxable income, in each case, for taxable years beginning after December 31, 2020.

Changes in tax laws or regulations may impact our business, cash flow, financial condition or results of operations.

The U.S. government may enact significant changes to the taxation of business entities including, among others, the imposition of minimum taxes or surtaxes on certain types of income. For example, in connection with the 2022 U.S. federal budget reconciliation, Congressional committees have proposed changes in tax law that could result in additional federal income taxes being imposed on us. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business, cash flow, financial condition or results of operations.

Our principal shareholders and management own a significant percentage of our stock and will be able to exercise significant influence over matters subject to shareholder approval.

As of December 31, 2021, our executive officers, directors and 5% shareholders beneficially owned approximately         % of the outstanding shares of capital stock, and, upon the closing of this offering, that same group will hold approximately       % of our outstanding common shares (assuming no exercise of the underwriters’ option to purchase additional shares). In addition, as of December 31, 2021, our executive officers and directors held options to purchase an aggregate of              of our common shares at a weighted-average exercise price of $ per share, which would give our executive officers and directors ownership of approximately          % of our outstanding common shares following this offering if such awards are fully vested and are exercised in full (assuming no exercise of the underwriters’ option to purchase additional shares). Therefore, even after this offering, these shareholders will have the ability to influence us through this ownership position. The interests of this group of shareholders may not coincide with the interests of other shareholders.

Sales of substantial amounts of our common shares in the public markets, or the perception that such sales could occur, could reduce the market price of our common shares.

Sales of a substantial number of our common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares. As of December 31, 2021, we had common shares outstanding. Of the                 common shares outstanding as of December 31, 2021,           approximately                 shares are available for sale in the public market, an additional 45,323 shares issued in the Gateway Acquisition will be available for sale in the public market on February 2, 2022, an additional 57,587 shares issued in the Plato Acquisition will be available for sale in the public market beginning on April 4, 2022, an additional 1,355,208 shares issued in the Envigo Acquisition will be available for sale in the public market beginning on May 5, 2022 and an additional                  shares will be available for sale in the public market beginning 90 days after the date of this prospectus following the expiration of the lock-up period in connection with this offering, in some cases, subject to volume, manner of sale and other limitations of Rule 144 and the terms of our insider trading policy, provided that sales pursuant to Rule 10b5-1 trading plans will also be permitted during such lock-up period. The              common shares sold in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares, will be freely tradable immediately upon consummation of this offering.

In addition, as of December 31, 2021 there were                 common shares subject to outstanding options. We have registered all of the common shares issuable upon the exercise of outstanding options, upon the vesting of outstanding restricted stock and upon exercise or settlement of any other equity incentives we may grant in the future under our incentive plan under the Securities Act. Accordingly, these shares may be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, in certain cases, subject to the lock-up agreements described above and compliance with applicable securities laws and, in some cases, subject to volume, manner of sale and other limitations of Rule 144 and the terms of our insider trading policy. Furthermore, holders of approximately                 of our common shares following this offering have certain rights with respect to the registration of such shares under the Securities Act.

The resale of certain shares issued in the Envigo Acquisition to be covered by a resale registration statement could adversely affect the market price of our common shares, which result could in turn negatively affect our ability to raise additional equity capital.

The Shareholders Agreement which we entered with certain former shareholders of Envigo in connection with the Envigo Acquisition requires us to prepare and file and use our commercially reasonable efforts to cause to become effective no later than May 4, 2022 a registration statement registering the resale of 6,890,710 of our common shares held by the shareholders who are parties to the Shareholders Agreement. We intend to file the resale registration statement after the consummation of this offering. The resale registration statement will permit the resale of these shares at any time and without restriction, subject to applicable lock-up provisions in the Shareholders Agreement. The sale, or availability for sale, of our common shares in the public market may adversely affect the prevailing market price of our common shares and may impair our ability to raise additional equity capital. The resale of a substantial number of our common shares in the public market could adversely affect the market price for our common shares and make it more difficult for you to sell our common shares at times and prices that you feel are appropriate. Furthermore, because there are a large number of shares registered pursuant to the resale registration statement, the selling shareholders named in such registration statement may continue to offer shares covered by the resale registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the resale registration statement may continue for an extended period of time and continued negative pressure on the market price of our common shares could have a material adverse effect on our ability to raise additional equity capital.

If you purchase our common shares in this offering, you will incur immediate and substantial dilution in the book value of your shares. You will likely experience further dilution if we issue shares in future financing transactions or upon exercise of options or other equity awards.

The public offering price in this offering is substantially higher than the net tangible book value per share of our common shares. Investors purchasing common shares in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common shares in this offering will incur immediate dilution of $ per share. Further, investors purchasing common shares in this offering will contribute approximately  % of the total amount invested by shareholders since our inception, but will own only approximately  % of the common shares outstanding after giving effect to this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering. To the extent outstanding options are exercised or other equity awards vest, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see section titled “Dilution.”

If we raise additional funds by issuing additional common shares, or securities convertible into or exchangeable or exercisable for common shares, our shareholders will experience additional dilution, and new investors could have rights superior to existing shareholders.

Pursuant to our 2018 Equity Incentive Plan, our management is authorized to grant stock options and other equity awards to our employees, directors and consultants. You will incur dilution upon exercise of any outstanding stock options or any vesting of other equity awards.

We have broad discretion in the application of the net proceeds from this offering and our investment of these proceeds may not yield a favorable return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to reduce debt and for working capital. We may also use a portion of the net proceeds of this offering for acquisitions or strategic transactions. We have not entered into any agreements or commitments with respect to any specific transactions and have no understandings or agreements with respect to any such transactions at this time. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade or interest-bearing securities. These investments may not yield a favorable return to our shareholders. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If we are unable to successfully integrate Envigo’s business into our business we may not achieve the anticipated benefits of the Envigo Acquisition.

The success of the Envigo Acquisition will depend, in part, on our ability to realize the anticipated benefits from combining our business with Envigo’s businesses, and there can be no assurance that we will be able to successfully integrate these businesses or otherwise realize the anticipated benefits of the Envigo Acquisition. Difficulties in the integration process may result in our overall business performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate Envigo in a manner that permits the achievement of the full amount of anticipated revenue and cash flows from the Envigo Acquisition;

•	not realizing anticipated operating synergies;

•	integrating personnel from Envigo and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses or delays associated with and following the completion of the Envigo Acquisition;

•	integrating relationships with customers, vendors and business partners, including not successfully cross-selling our products and services to Envigo customers;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the integration of Envigo’s operations; and

•	the disruption of, or the loss of momentum in, our ongoing business or inconsistencies in standards, controls, procedures and policies.

We may not be able to accomplish the integration process successfully due to these or other factors. Failure to successfully integrate Envigo into our business would prevent us from realizing the full benefit of the Envigo Acquisition and could materially and adversely impact our operations and financial results.

Our results may suffer if we do not effectively manage our expanded operations following the Envigo Acquisition.

Following completion of the Envigo Acquisition, the size of our business increased significantly. Our future success will depend, in part, on our ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Envigo into our existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Our stock price and trading volume is heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business or publish negative reports about our business, regardless of accuracy, our stock price and trading volume could decline.

The trading market for our common shares depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. A limited number of analysts are currently covering our company. If the number of analysts that cover us declines, demand for our common shares could decrease and our stock price and trading volume may decline.

Even if our common shares are actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may result in forecasts that differ significantly from our own.

Regardless of accuracy, unfavorable interpretations of our financial information and other public disclosures could have a negative impact on our stock price. If our financial performance fails to meet analyst estimates, for any of the reasons discussed above or otherwise, or one or more of the analysts who cover us downgrade our common shares or change their opinion of our common shares, our stock price would likely decline.

Our articles of incorporation, our bylaws and Indiana law contain provisions that could discourage another company from acquiring us and may prevent attempts by our shareholders to replace or remove our current management.

Provisions of Indiana law (where we are incorporated), our second amended and restated articles of incorporation and second amended and restated bylaws may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace or remove our board of directors. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by shareholders;

•	requiring shareholder action by written consent to be unanimous;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings;

•	dividing our board of directors into three classes so that only one third of our directors will be up for election in any given year;
•

permitting our directors, in discharging their duties, to consider in their discretion, both the long-term and short-term best interests of the Company, taking into account, and weighing as the directors deem appropriate, the effects of an action on the Company’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the Company are located and any other factors the directors consider pertinent and expressly stating that directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor and that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of an Indiana corporation, are inconsistent with the proper application of the business judgment rule under Indiana law;

•

conclusively presuming that a determination made with the approval of a majority of the disinterested directors is valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation;

•	exculpating directors for breaches of their duties (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness; and

•	prohibiting a person or group who makes a “control share acquisition” in an “issuing public corporation” from exercising voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. "Control shares" are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: one-fifth or more but less than one-third; one-third or more but less than the majority; or a majority or more.

In addition, we are subject to Chapter 43 of the Indiana Business Corporation Law, which may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that could have resulted in a premium over the market price for our common shares. These provisions apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our and our shareholders’ best interests and could also affect the price that some investors are willing to pay for our common shares. See the section titled “Description of Capital Stock.”

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference into this prospectus, contain forward-looking statements that involve risks and uncertainties. Those statements may include, but are not limited to, discussions regarding our intent, belief or current expectations with respect to (i) our strategic plans; (ii) trends in the demand for our products and services; (iii) trends in the industries that consume our products and services; (iv) our ability to develop new products and services; (v) our ability to make capital expenditures and finance operations; (vi) global economic conditions, especially as they impact our markets; (vii) our cash position; (viii) our ability to effectively integrate the operations and personnel related to recent acquisitions; (ix) our ability to effectively manage current expansion efforts at our various locations, and other future expansion, acquisition or startup initiatives we undertake; (x) our ability to develop and build infrastructure and teams to manage growth and projects; (xi) our ability to continue to retain and hire key talent; (xii) our ability to market our services and products under our new corporate name and relevant brand names; (xiii) our ability to service our outstanding indebtedness; (xiv) our expectations regarding the volume of new bookings, pricing, gross margins and liquidity, (xv) our ability to integrate the operations of Envigo with our legacy business, and (xvi) the impact of COVID-19 on the economy, demand for our services and products and our operations, including measures taken by government authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties.

All statements, other than statements of historical facts, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In particular, you should consider the numerous risks described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus supplement and the accompanying prospectus, and in the "Risk Factors" section in this prospectus. See "Where You Can Find More Information."

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

This prospectus and the other documents incorporated by reference herein and therein may include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriters exercise their option to purchase additional common shares, based on the assumed public offering price of $           per share, the last reported sale price of our common shares on the Nasdaq Capital Market on December 31, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

Each $1.00 increase or decrease in the assumed public offering price of $             per share, which is the last reported sale price of our common shares on the Nasdaq Capital Market on December 31, 2021, would increase or decrease, as applicable, the net proceeds from this offering by approximately $ million, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Similarly, each 1,000,000 share increase or decrease in the number of shares offered, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds by approximately $          million, assuming the assumed public offering price of $          per share, which is the last reported sale price of our common shares on the Nasdaq Capital Market on December 31, 2021, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds of this offering for acquisitions or strategic transactions.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds.

DIVIDEND POLICY

We have never paid any dividends on our common shares. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any future indebtedness and other factors the board of directors deems relevant. In addition, the terms of our Credit Agreement with a group of lenders and Jefferies Finance LLC, as administrative agent and collateral agent, restrict our ability to pay dividends to limited circumstances.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2021:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the increase in authorized shares effected by amendment of the Second Amended and Restated Articles of Incorporation of the Company on November 4, 2021, (ii) the acquisition of Plato BioPharma, Inc. for consideration consisting of $10.0 million in cash, 57,587 common shares of the Company and unsecured promissory notes issued by a subsidiary of the Company in the principal amount of $3.0 million, (iii) the acquisition of Envigo RMS Holding Corp. for consideration consisting of $271.0 million in cash and 8,245,918 common shares of the Company, and (iv) the incurrence of $165.0 million in long-term debt under a new senior credit facility that was used to repay the senior credit facility that was in place at September 30, 2021 and to pay a portion of the cash merger consideration in the acquisition of Envigo RMS Holding Corp.; and

•	on an as adjusted basis to give effect to the sale and issuance of common shares offered in this offering, based on the assumed public offering price of $ per share, the last reported sale price of our common shares on the Nasdaq Capital Market on , 2022, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

This table should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing in our Annual Report on Form 10-K for the year ended September 30, 2021 and incorporated by reference in this prospectus.

		September 30, 2021
		(in thousands, except share and per share data) (unaudited)
	Actual	Pro Forma	As Adjusted(1)
Cash, cash equivalents and short-term investments	$156,924		$
Long-term debt, current and non-current	$163,865		$
Shareholders’ equity:
Preferred shares, 1,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—			—
Common shares, 19,000,000 shares authorized, 15,931,485 shares issued and outstanding, actual, 74,000,000 shares authorized, shares issued and outstanding, as adjusted	3,945
Additional paid-in capital	112,198
Accumulated other comprehensive income
Accumulated deficit	(11,015)
Total shareholders’ equity	$105,128
Total capitalization	$268,993

(1)	A $1.00 increase or decrease in the assumed public offering price of $ per share, the last reported sale price of our common shares on the Nasdaq Capital Market on , 2022, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, would increase or decrease, as applicable, our as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $ million, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. Each 100,000 share increase or decrease in the number of shares offered in this offering would increase or decrease, as applicable, the as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $ million, assuming that the assumed public offering price of $ remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The number of our common shares issued and outstanding actual and as adjusted in the table above is based on 15,931,485 shares outstanding as of September 30, 2021, and excludes:

•	831,310 common shares issuable upon the exercise of options outstanding as of September 30, 2021, with a weighted-average exercise price of $9.82 per share and an additional 790,620 common shares issuable upon the exercise of options assumed by the Company in connection with the acquisition of Envigo on November 5, 2021, with an weighted-average exercise price of $9.93 per share; and

•	430,063 additional common shares reserved for future issuance under our 2018 Equity Incentive Plan as of September 30, 2021 and 1,500,000 shares reserved for issuance under our 2018 Equity Incentive Plan as approved by our shareholders on November 5, 2021, as well as any automatic increases in the number of our common shares reserved for future issuance pursuant to this plan.

DILUTION

If you invest in our common shares you will experience immediate dilution in the as adjusted net tangible book value of your common shares. Dilution in as adjusted net tangible book value represents the difference between the public offering price per share of our common shares and the as adjusted net tangible book value per share of our common shares.

As of September 30, 2021, we had a historical net tangible book value of $29.0 million, or $1.82 per share of common stock, based on 15,931,485 common shares outstanding. Our historical net tangible book value per share represents the amount of our tangible assets, less liabilities, divided by the total number of our common shares outstanding at September 30, 2021.

After giving effect to (i) the acquisition of Plato BioPharma, Inc. for consideration consisting of $10.0 million in cash, 57,587 common shares of the Company and unsecured promissory notes issued by a subsidiary of the Company in the principal amount of $3.0 million, (ii) the acquisition of Envigo RMS Holding Corp. for consideration consisting of $271.0 million in cash and 8,245,918 common shares of the Company, (iii) the incurrence of $165.0 million in long-term debt under a new senior credit facility that was used to repay the senior credit facility that was in place at September 30, 2021 and to pay a portion of the cash merger consideration in the acquisition of Envigo RMS Holding Corp., and (iv) the sale and issuance of                                   common shares offered by us in this offering based on the assumed public offering price of $             per share, the last reported sale price of our common shares on the Nasdaq Capital Market on                                 , 2022, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2021 would be $                    million, or $                  per share. This represents an immediate increase in as adjusted net tangible book value to our existing shareholders of $                       per share and an immediate dilution to new investors of $                       per share. Dilution per share to new investors represents the difference between the price per share to be paid by new investors for the common shares sold in this offering and the as adjusted net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share			$
Net tangible book value per share as of September 30, 2021		$1.82
Adjusted Net tangible book value per share as of September 30, 2021	$
Increase in as adjusted net tangible book value per share attributable to new investors participating in this offering	$
As adjusted net tangible book value per share immediately after this offering			$
Dilution per share to new investors participating in this offering			$

Each $1.00 increase or decrease in the assumed public offering price of $                     per share, the last reported sale price of our common shares on the Nasdaq Capital Market on                              , 2022, would increase or decrease, as applicable, our as adjusted net tangible book value per share to new investors by approximately $             , and would increase or decrease, as applicable, dilution per share to investors in this offering by approximately $                 , assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Each increase or decrease of 100,000 shares in the number of our common shares we are offering would increase or decrease, as applicable, the as adjusted net tangible book value by approximately $                       per share and the dilution to new investors by approximately $                       per share, assuming the public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

If the underwriters exercise their option to purchase                        additional common shares from us in full in this offering, the as adjusted net tangible book value after the offering would be $                       per share, the increase in as adjusted net tangible book value per share to existing shareholders would be $_____ per share and the dilution per share to new investors would be $                       per share, in each case assuming a public offering price of $                       per share, which is the last reported sale price of our common shares on the Nasdaq Capital Market on                        , 2022.

The foregoing table and calculations (other than the historical net tangible book value calculation) are based on 15,931,485 shares outstanding as of September 30, 2021 plus an aggregate of 8,303,505 common shares issued in the acquisitions of Plato BioPharma, Inc. and Envigo RMS Holding Corp. in October and November 2021, respectively, and excludes:

•	831,310 common shares issuable upon the exercise of options outstanding as of September 30, 2021, with a weighted-average exercise price of $ per share and an additional 790,620 common shares issuable upon the exercise of options assumed by the Company in connection with the acquisition of Envigo on November 5, 2021, with an weighted-average exercise price of $9.93 per share; and

•	430,063 additional common shares reserved for future issuance under our 2018 Equity Incentive Plan as of September 30, 2021 and 1,500,000 shares reserved for issuance under our 2018 Equity Incentive Plan as approved by our shareholders on November 5, 2021, as well as any automatic increases in the number of our common shares reserved for future issuance pursuant to this plan.

To the extent that any outstanding options are exercised or other equity awards vest and are settled or exercised, new investors will experience further dilution.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of December 31, 2021, and as adjusted to reflect the sale of our common shares offered by us in this offering assuming no and full exercise of the underwriters’ option to purchase additional shares from us, for:

•	each person whom we know to own beneficially more than 5% of our common shares;

•	each of our directors and named executive officers individually; and

•	all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 2021. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The number of common shares outstanding after this offering includes                       common shares being offered for sale in this offering. The percentage ownership of our common shares in the “Shares Beneficially Owned Before the Offering” column in the table is based on                     common shares issued and outstanding as of December 31, 2021. The percentage ownership of our common shares in the “Shares Beneficially Owned After the Offering” column in the table is based on                          common shares issued and outstanding as of December 31, 2021, assuming the sale of                       common shares in this offering (or                             common shares if the underwriters’ exercise their option to purchase additional shares from us).

Unless otherwise indicated, the address for each listed shareholder is: c/o Inotiv, Inc., 2701 Kent Avenue, West Lafayette, Indiana 47906. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering if Underwriters’ Option is Not Exercised		Shares Beneficially Owned After the Offering if Underwriters’ Option is Exercised in Full
Name and Address of Beneficial Owner	Number		Percent	Number	Percent	Number	Percent
P2 Capital Partners, LLC(1)
Andrew H. Baker(2)
Peter T. Kissinger, Ph.D.(3)
Candice B. Kissinger(3)
Directors and Named Executive Officers:
Nigel Brown, Ph.D.		(4)
Scott Cragg		(5)
Gregory C. Davis, Ph.D.		(6)
Richard A. Johnson, Ph.D.		(7)
Robert W. Leasure, Jr.		(8)
R. Matthew Neff		(9)
John E. Sagartz, DVM, Ph.D., DACVP		(10)
Beth A. Taylor		(11)

Directors and Officers as a Group (15 persons)		(12)

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Based solely on information disclosed in a Schedule 13D filed with the SEC on November 15, 2021. In this filing, P2 Capital Partners, LLC and Claus Moller reported shared voting and dispositive power with respect to all of the shares indicated, P2 Capital Master Fund I, L.P. reported shared voting and dispositive power with respect to 715,705 shares, P2 Capital Fund IV, L.P. reported shared voting and dispositive power with respect to 2,231,256 shares and Savanna Holdings, LLC reported sole voting and dispositive power with respect to all of the shares indicated. The address of the principal office of each of these reporting persons is 590 Madison Avenue, 25th Floor, New York, New York 10022.

(2)	Based solely on information disclosed in a Schedule 13D filed with the SEC on November 15, 2021. In this filing, Mr. Baker reported sole voting and dispositive power with respect to all of the shares indicated, consisting of 2,294,946 shares owned by Jermyn Street Associates LLC and 7,156 shares owned by Jermyn Street Associates II LLC and Jermyn Street Associates LLC reported sole voting and dispositive power with respect to 2,294,946 shares. The address of each of these reporting persons is 660 Madison Avenue, 15th Floor, New York, New York 10065.

(3)	Based solely on information disclosed in a Schedule 13D filed with the SEC on January 29, 2010. In this filing, Dr. Kissinger reported sole voting and dispositive power with respect to 437,547 shares, Ms. Kissinger reported sole voting and dispositive power with respect to 252,310 shares, including 1,354 shares indirectly held by Ms. Kissinger for the benefit of their children, and Dr. and Ms. Kissinger reported shared voting and dispositive power with respect to 595,910 shares.

(4)	Represents restricted shares as to which Mr. Brown has sole voting power, but no dispositive power.

(5)	Includes shares owned by Jermyn Street Capital LLC as to which Mr. Cragg shares voting and dispositive power and disclaims beneficial ownership except to the extent of his pecuniary interest therein and 440 restricted shares as to which Mr. Cragg has sole voting power, but no dispositive power.

(6)	Includes shares underlying options exercisable within 60 days and restricted shares as to which Dr. Davis has sole voting power, but no dispositive power.

(7)	Includes shares underlying options exercisable within 60 days and restricted shares as to which Dr. Johnson has sole voting power, but no dispositive power.

(8)	Includes shares underlying options exercisable within 60 days and restricted shares as to which Mr. Leasure has sole voting power, but no dispositive power.

(9)	Includes shares underlying options exercisable within 60 days and restricted shares as to which Mr. Neff has sole voting power, but no dispositive power.

(10)	Includes restricted shares as to which Dr. Sagartz has sole voting power, but no dispositive power.

(11)	Includes restricted shares as to which Ms. Taylor has sole voting power, but no dispositive power.

(12)	Includes shares underlying options exercisable within 60 days and restricted shares as to which the holders have sole voting power, but no dispositive power.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 74,000,000 common shares and 1,000,000 undesignated preferred shares.

Common Shares

Common stock. As of December 31, 2021, there were                common shares issued and outstanding, held by                shareholders of record, and no preferred shares are issued or outstanding. All outstanding common shares are fully paid and non-assessable, and the common shares to be issued in this offering will be fully paid and non-assessable.

Voting rights. The holders of common shares are entitled to one vote per share on all matters to be voted upon by the shareholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, out of funds legally available therefor. See the section titled “Dividend Policy.”

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Shares

As of December 31, 2021, no shares of preferred stock are outstanding. Under the terms of our second amended and restated articles of incorporation, our board of directors is authorized to issue up to 1,000,000 of our preferred shares in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares. It is not possible to state the actual effect of the issuance of any preferred shares upon the rights of the holders of common shares until the board of directors determines the specific rights of the holders of preferred shares. However, effects of the issuance of preferred shares may include restricting dividends on common shares, diluting the voting power of common shares, impairing the liquidation rights of common shares, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting shares.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock following consummation of this offering.

Certain Provisions of the Indiana Business Corporation Law

As an Indiana corporation, we are governed by the Indiana Business Corporation Law, or IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition

Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

Under the IBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than the majority; or

•	a majority or more.

A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

An “issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000, and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents, or (C) 1,000 shareholders resident in Indiana.

The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that they do not apply. Our second amended and restated articles of incorporation and our second amended and restated bylaws, as amended, do not exclude us from Chapter 42.

Certain Business Combinations

Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified “fair price” criteria.

For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

The definition of “beneficial owner” for purposes of Chapter 43 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our second amended and restated articles of incorporation do not exclude us from Chapter 43.

Directors’ Duties and Liability

Under Chapter 35 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.

Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Consideration of Effects on Other Constituents

Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board of directors, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation.

Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Classified Board of Directors

Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act, must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision. As of the date of this prospectus, our Board of Directors is divided into three classes: Class I, Class II and Class III, each class having a staggered term of three years. Each year the term of office of one Class expires.

Indemnification

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our second amended and restated articles of incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers, employees and agents against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effects of Our Articles of Incorporation and Our Bylaws

Our second amended and restated articles of incorporation and second amended and restated bylaws, as amended, contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Classified Board

Our governing documents provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board. Our second amended and restated bylaws, as amend, also provides that the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. As of the date of this prospectus, our board of directors consists of five members.

Advance Notice Procedures

Our second amended and restated bylaws, as amended, establish an advance notice procedure for proposed shareholder nominations of persons for election to the board of directors. Shareholders at an annual meeting are only able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to notice of and to vote at such meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s nomination. Although the second amended and restated bylaws, as amended, do not give the board of directors the power to approve or disapprove shareholder nominations of candidates, they may have the effect of precluding a shareholder nomination if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Authorized but Unissued Shares

Our authorized but unissued common shares and preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common shares and preferred shares could render more difficult or discourage an attempt to obtain control of a majority of our common shares by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Limited. The transfer agent and registrar’s address is 462 South 4th Street, Louisville, KY 40202.

Equity Compensation Plans

Our 2018 Equity Incentive Plan, as amended, or the 2018 Plan, provides for the issuance of equity awards to our officers, directors and employees. As of December 31, 2021,                       restricted shares and options to purchase our common shares with a weighted-average exercise price of $                      were issued and outstanding under the 2018 Plan, and                         of our common shares were reserved for future issuance under the 2018 Plan. In addition, in connection with the acquisition of Envigo, we assumed the Envigo RMS Holding Corp. Equity Incentive Plan, or the Envigo Plan, and certain options outstanding thereunder on the closing date. As of December 31, 2021, options to purchase                       common shares with a weighted-average exercise price of $                   were issued and outstanding under the Envigo Plan. We do not intend to issue any further equity awards under the Envigo Plan.

Listing

Our common shares are currently listed on the Nasdaq Capital Market under the symbol “NOTV”.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common shares acquired in this offering by a “Non-U.S. Holder” that holds our common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”) and does not own, and has not owned, actually or constructively, more than 5% of our common shares. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our common shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common shares.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Accordingly, partnerships holding our common shares and the partners in such partnerships should consult their tax advisers regarding the U.S. federal income tax consequences to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Distributions

As discussed under “Dividend Policy” above, we do not currently expect to pay cash dividends on our common shares. In the event that we do make distributions of cash or other property, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common shares, but not below zero, and then will be treated as gain from the sale of our common shares, as described below under “—Gain on Disposition of Our Common Shares.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below under “—FATCA”), you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of distributions on our common shares, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Shares

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common shares have ceased to be regularly traded on an established securities market as defined by applicable Treasury Regulations.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common shares that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of gain on disposition of our common shares, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions on our common shares, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common shares. You may be subject to backup withholding on payments on our common shares or on the proceeds from a sale or other disposition of our common shares unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which you reside or are established. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common shares, as well as, subject to the discussion of certain proposed U.S. Treasury regulations below, of gross proceeds of dispositions occurring after December 31, 2018 of our common shares, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). The U.S. Treasury has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common shares. In its preamble to such proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax adviser regarding the effects of FATCA on your investment in our common shares, and the possible impact of these rules on the entities through which you hold our common shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common shares will be treated as U.S.-situs property subject to U.S. federal estate tax.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common shares in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the prevailing market price of our common shares from time to time. Furthermore, since a substantial number of shares will be subject to contractual and legal restrictions on resale as described below, sales of substantial amounts of our common shares in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

As of December 31, 2021, we had outstanding an aggregate of                    common shares. Of the common shares outstanding as of December 31, 2021, approximately                   shares are available for sale in the public market, an additional 45,323 shares issued in the Gateway Acquisition will be available for sale in the public market on February 2, 2022, an additional 57,587 shares issued in the Plato Acquisition will be available for sale in the public market beginning on April 4, 2022, an additional 1,355,208 shares issued in the Envigo Acquisition will be available for sale in the public market beginning on May 5, 2022, and an additional shares will be available for sale in the public market beginning 90 days after the date of this prospectus following the expiration of the lock-up period in connection with this offering. In some cases, these sales will be subject to volume, manner of sale and other limitations of Rule 144 and the terms of our insider trading policy. Certain shareholders who received shares in the Envigo Acquisition are also entitled to registration rights that could allow them to sell their shares before May 5, 2022, as described below.

Rule 144

In general, a person who has beneficially owned restricted common shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted common shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of our common shares then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional common shares; or

•	the average weekly trading volume of our common shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Form S-8 Registration Statements

We have filed registration statements on Form S-8 under the Securities Act to register the issuance of common shares subject to equity awards outstanding or reserved for issuance under our equity compensation plans. The common shares covered by this registration statement are eligible for sale in the public market without restriction under the Securities Act, subject to vesting restrictions, the conditions of Rule 144 applicable to affiliates and any lock-up agreements. As of December 31, 2021, options to purchase a total of                        common shares were outstanding. An additional                    common shares were available for future grants under our 2018 Equity Incentive Plan.

Registration Rights

Certain holders of our common shares are entitled to rights with respect to the registration of their shares under the Securities Act pursuant to the Shareholders Agreement as described in additional detail below (“registrable securities”). In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

The Shareholders Agreement requires us to file with the SEC, and use our commercially reasonable efforts to cause to become effective no later than 180 days after the effective time of the Envigo Acquisition, a registration statement on Form S-1 to register for resale all of the common shares received in the Envigo Acquisition by the shareholders who are party to the Shareholders Agreement (the "Holders") and any other securities issued by or issuable with respect to such common shares by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event. The Holders received 6,890,710 common shares in the Envigo Acquisition. The Holders also have the right to require us to file a registration statement on Form S-1 under the Securities Act in order to register any registrable securities that were not registered by the Form S-1 described above. We have the right to postpone the filing or effectiveness of this registration statement if our Board determines that the registration would materially interfere with a securities offering. We intend to file the registration statement required by the Shareholders Agreement following completion of this offering, but to postpone the effectiveness of the registration statement until the 90-day lockup period required by the underwriters expires.

S-3 Registration Rights

We are required to use commercially reasonable efforts to qualify to be able to register our common shares on Form S-3. After we are qualified to use Form S-3 for registration of our common shares, the Holders may make written requests that we register the offer and sale of their shares on Form S-3. We may, in certain circumstances, defer such registrations, and the underwriters of any such registered offerings have the right, subject to certain limitations, to limit the number of shares included in such registrations.

Expenses

Subject to specified conditions and limitations, we are required to pay all expenses, other than underwriting discounts and commissions and shares transfer taxes, incurred in connection with any exercise of these registration rights.

Indemnification

The Shareholders Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling Holders in the event of either material misstatements or omissions in the applicable registration statement attributable to us or our violation of the Securities Act, and the selling shareholders are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them, subject to certain limitations.

Termination

The registration rights terminate upon the earliest of: (i) the date that all registrable securities (a) have been sold pursuant to a registration or in reliance on Rule 144 under the Securities Act, (b) have been transferred and a new certificate issued that does not bear a restrictive legend and subsequent distribution does not require registration under the Securities Act, or (c) are no longer outstanding, (ii) the date when`no common shares are held by the Holders and (iii) the mutual agreement of the parties.

Lock-up Agreements

In connection with this offering, we, our directors, executive officers and funds currently affiliated with certain of our directors have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares for a period of 90 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters. See the section titled “Underwriting” for more information.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated             , 2022, between us and Jefferies LLC as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of common shares shown opposite its name below:

Underwriters	Number of Common Shares
Jefferies LLC
Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the shares, that you will be able to sell any of the shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $   per common share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                     million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $                      .

Listing

Our common shares are listed on NASDAQ under the trading symbol “NOTV”.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of               common shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Lock-Up Agreements

We and our officers, directors and affiliates have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•	otherwise dispose of any common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the common shares on and including the 90th day after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares. A syndicate covering transaction is the bid for or the purchase of shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our shares on NASDAQ in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Resale Restrictions

The distribution of the securities in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the securities in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing the securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

(a)	the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

(b)	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

(c)	where required by law, the purchaser is purchasing as principal and not as agent; and

(d)	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

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Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

(a)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(b)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(c)	a person associated with the Company under Section 708(12) of the Corporations Act; or

(d)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no common shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares that has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

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Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (‘‘SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

In relation to the United Kingdom, no common shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares that either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Regulation 74 of the Prospectus (Amendment etc.) (EU exit) Regulations 2019, except that offers of common shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of common shares shall require the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

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In the United Kingdom, this prospectus is only being distributed to, and is only directed at, qualified investors (as defined in the UK Prospectus Regulation) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any common shares may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby will be passed upon for us by Ice Miller LLP, Indianapolis, Indiana. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements of Inotiv, Inc. appearing in our Annual Report on Form 10-K for the year ended September 30, 2021 incorporated by reference herein, have been audited by RSM US LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The consolidated financial statements of Envigo RMS Holding Corp. as of and for the nine months ended September 30, 2021 which appear in our Current Report on Form 8-K/A filed with the SEC on December 23, 2021, incorporated by reference herein, have been audited by BDO USA, LLP, independent certified public accountants, as stated in their report appearing therein, and incorporated herein by reference.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

We are subject to the information reporting requirements of the Exchange Act, and we must file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.inotivco.com. at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on December 21, 2021;

•	Our Current Report on Form 8-K filed with the SEC on November 5, 2021 (other than the information set forth under Item 7.01), our Current Report on Form 8-K filed with the SEC on December 12, 2021 (solely with respect to the information set forth under Item 4.02), and our Form 8-K/A filed with the SEC on December 23, 2021; and

•	Description of our common shares contained in Exhibit 4.5 to our Registration Statement on Form S-8, as filed with the SEC on November 12, 2021, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Inotiv, Inc., 8520 Allison Pointe Blvd., Indianapolis, Indiana 46250, (317) 806-6080, Attention: Investor Relations. Copies of the above reports may also be accessed from our web site at investor.avalara.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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$

Common Stock

Prospectus

, 2022

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

		Amount to Be Paid
SEC registration fee		$9,270
FINRA filing fee		15,500
Legal fees and expenses
Accounting fees and expenses
Miscellaneous expenses
Total	$

Item 14. Indemnification of Directors and Officers

Indiana Business Corporation Law

Chapter 37 of the Indiana Business Corporation Law, as amended (the "IBCL"), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our second amended and restated articles of incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers, employees and agents against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Directors’ and Officers’ Liability Insurance

We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

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Item 15. Recent Sales of Unregistered Securities

In the three years preceding of this registration statement, the registrant has sold the following securities without registration under the Securities Act of 1933:

1.	On November 5, 2021, pursuant to the Merger Agreement, the Company issued 8,245,918 of the Company’s common shares to the shareholders of Envigo at the closing of the Envigo Acquisition. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

2.	On October 4, 2021, pursuant to an Agreement and Plan of Merger among the Company, Greek Merger Sub, Inc, Plato Biopharma, Inc. and Shareholder Representative Services, LLC, the Company issued 57,585 common shares to shareholders of Plato Biopharma, Inc. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

3.	On August 2, 2021, pursuant to an Interest Purchase Agreement among the Company, Seventh Wave Laboratories, LLC, Gateway Pharmacology Laboratories, LLC and the holders of all of the outstanding membership interests in Gateway Pharmacology Laboratories, LLC, the Company issued 45,323 common shares to shareholders of Gateway Pharmacology Laboratories, LLC. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

4.	On April 30, 2021, pursuant to an Agreement and Plan of Merger among the Company, Rock MergeCo, Inc., Inotiv Boulder, LLC, Bolder BioPATH, Inc. and the holders of all of the outstanding shares of Bolder BioPATH, Inc., the Company issued 1,588,235 common shares to the shareholders of Bolder BioPATH, Inc. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

5.	On December 1, 2019, pursuant to an Asset Purchase Agreement among the Company, Bronco Research Services LLC, Pre-Clinical Research Services, Inc. and the shareholder of Pre-Clinical Research Services, Inc., the Company issued 240,000 common shares to Pre-Clinical Services, Inc. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

6.	On May 1, 2019, pursuant to an Asset Purchase Agreement among the Company, Oriole Toxicology Services LLC, Smithers Avanza Toxicology Services LLC and the member of Smithers Avanza Toxicology Services LLC, the Company issued 200,000 common shares to Smithers Avanza Toxicology Services LLC. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

No underwriters were involved in the foregoing sales of securities. The securities described in this Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares described above represented to the registrant in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

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Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this registration statement:

Number	Description of Document

1.1	Form of Underwriting Agreement **

2.1	Asset Purchase Agreement, dated November 8, 2019, by and among Bioanalytical Systems, Inc., Bronco Research Services LLC and Pre-Clinical Research Services, Inc. and its Shareholder (incorporated by reference to Exhibit 2.1 to Form 10-Q filed February 14, 2020). †

2.2	Asset Purchase Agreement, dated April, 13, 2021, by and among Inotiv, Inc., Inotiv-Boulder HTL, LLC, HistoTox Labs, Inc. and the stockholder of HistoTox Labs, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 19, 2021). †

2.3	Agreement and Plan of Merger, dated April 15, 2021, by and among Inotiv, Inc., Rock Mergeco, Inc., Inotiv Boulder, LLC, Bolder BioPATH, Inc. and the shareholders of Bolder BioPATH, Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K filed April 19, 2021). †

2.4	Agreement and Plan of Merger dated September 21, 2021 among the Company, certain merger subsidiaries of the Company, Envigo RMS Holding Corp. and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.1 to Form 8-K filed September 21, 2021). †

3.1	Second Amended and Restated Articles of Incorporation of Inotiv, Inc. as amended through November 4, 2021 (incorporated by reference to Exhibit 3.1 to Form 8-K filed November 5, 2021)

3.2	Second Amended and Restated Bylaws of Inotiv, Inc., as subsequently amended (incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended September 30, 2015)

4.1	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Registration Statement on form S-1, Registration No. 333-36429)

4.2	Description of Capital Stock (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-8 (Registration No. 333-261025) filed on November 12, 2021)

4.3	Indenture, dated as of September 27, 2021, among Inotiv, Inc., the guarantor named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K filed September 27, 2021).

4.4	Form of certificate representing the 3.25% Convertible Senior Notes due 2027 (included as Exhibit A to Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to Form 8-K filed September 27, 2021).

5.1	Opinion of Ice Miller LLP**

10.1	Agreement for Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited and Pettifer Estates Limited, dated October 11, 2007 (incorporated by reference to Exhibit 10.1 to Form 8-K filed October 17, 2007).

10.2	Form of Lease, by and among Bioanalytical Systems, Inc., Bioanalytical Systems Limited and Pettifer Estates Limited (incorporated by reference to Exhibit 10.2 to Form 8-K filed October 17, 2007).

10.3	Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (incorporated by reference to Appendix A to the Revised Definitive Proxy Statement filed February 5, 2008).*

10.4	Form of Employee Stock Option Agreement under Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (incorporated by reference to Exhibit 10.4 to Form 10-K for the fiscal year ended September 30, 2017).*

10.5	Form of Director Stock Option Agreement under Bioanalytical Systems, Inc. 2008 Director and Employee Stock Option Plan (incorporated by reference to Exhibit 10.5 to Form 10-K for the fiscal year ended September 30, 2017).*

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10.6	Lease Agreement between the Company and Cook Biotech, effective January 28, 2015 (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed May 15, 2015).

10.7

Commercial Lease Agreement, effective July 16, 2018, between Seventh Wave Laboratories, LLC (f/k/a Cardinal Laboratories LLC) and SWL Properties LLC (incorporated by reference to Exhibit 10.17 to Form 10-K for the fiscal year ended September 30, 2018).

10.8	Lease Term and Sublease Termination Agreement, effective July 16, 2018, by and among Seventh Wave Laboratories, LLC (f/k/a Cardinal Laboratories LLC), SWL Properties LLC and SWL Chrysalis, LLC (f/k/a Seventh Wave Laboratories, LLC) (incorporated by reference to Exhibit 10.18 to Form 10-K for the fiscal year ended September 30, 2018).

10.9

Employment Agreement, by and between the Company and John E. Sagartz, DVM, Ph.D., DACVP, effective October 5, 2018 (incorporated by reference to Exhibit 10.19 to Form 10-K for the fiscal year ended September 30, 2018).*

10.10	Lease Agreement, dated December 30, 2009, by and between Rickman Firstfield Associates and Avanza Laboratories, LLC (incorporated by reference to Exhibit 10.2 to Form 10-Q filed August 14, 2019).

10.11

Assignment and Assumption of Lease, dated May 1, 2019, by and between Avanza Development Services, LLC and Oriole Toxicology Services LLC (incorporated by reference to Exhibit 10.3 to Form 10-Q filed August 14, 2019).

10.12

Third Amendment to Lease, dated May 1, 2019, by and between Rickman Firstfield Associates and Oriole Toxicology Services LLC (incorporated by reference to Exhibit 10.4 to Form 10-Q filed August 14, 2019).

10.13	Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed November 5, 2021).*

10.14	Form of Restricted Stock Award Agreement under Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to Form 10-K filed December 26, 2019).*

10.15

Form of Non-Qualified Stock Option Award Agreement under Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to Form 10-K filed December 26, 2019).*

10.16

Amended and Restated Credit Agreement, dated as of April 30, 2021, between the Company and First Internet Bank of Indiana (incorporated by reference to Exhibit 10.3 to Form 10-Q filed August 13, 2021).

10.17

First Amendment to Amended and Restated Credit Agreement, dated May 26, 2021, between the Company and First Internet Bank of Indiana (incorporated by reference to Exhibit 10.4 to Form 10-Q filed August 13, 2021).

10.18	Consent and Waiver from First Internet Bank of Indiana, dated May 5, 2021 (incorporated by reference to Exhibit 10.5 to Form 10-Q filed August 13, 2021).

10.19

Second Amendment to Amended and Restated Credit Agreement, dated September 21, 2021, between the Company and First Internet Bank of Indiana (incorporated by reference to Exhibit 10.1 to Form 8-K/A filed October 1, 2021).

10.20

Promissory note, dated April 18, 2020, entered into by the Company in favor of Huntington National Bank pursuant to the Paycheck Protection Program as administered by the U.S. Small Business Administration (incorporated by reference to Exhibit 10.1 to Form 10-Q filed August 14, 2020).

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10.21	Amended and Restated Employment Agreement, dated December 29, 2020, between the Company and Robert Leasure, Jr. (incorporated by reference to Exhibit 10.2 to Form 10-Q filed February 10, 2021).*

10.22	Offer Letter from the Company to Beth A. Taylor, dated February 20, 2020 (incorporated by reference to Exhibit 10.3 to Form 10-Q filed May 14, 2020).*

10.23	Offer Letter from the Company to John Greg Beattie, dated February 8, 2021 (incorporated by reference to Exhibit 10.1 to Form 10-Q filed May 14, 2021).*

14.1	Code of Ethics (incorporated by reference to Exhibit 14 to Form 10-K filed December 29, 2006).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form 10-K filed with the SEC on December 21, 2021)

23.1	Consent of RSM US LLP (filed herewith)

23.2	Consent of BDO USA, LLP (filed herewith)

23.3	Consent of Ice Miller LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature pages of this registration statement)

* ** †

Indicates management contract or compensatory plan.

To be filed by amendment.

Certain schedules referenced in these exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana, on the 23rd day of December, 2021.

INOTIV, INC.

By:	/s/ Beth A. Taylor
	Name:	Beth A. Taylor
	Title:	Chief Financial Officer and Vice President-Finance

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Leasure, Jr., Beth A. Taylor and Mark Bibi, and each of them, each as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Leasure, Jr.	President, Chief Executive Officer & Director	December 23, 2021
Robert L. Leasure, Jr.	(principal executive officer)

/s/ Beth A. Taylor	Chief Financial Officer and Vice President – Finance	December 23, 2021
Beth A. Taylor	(principal financial and accounting officer)

/s/ Gregory C. Davis	Director	December 22, 2021
Gregory C. Davis, Ph. D.

/s/ Nigel Brown	Director	December 23, 2021
Nigel Brown, Ph. D

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/s/ Scott Cragg	Director	December 23, 2021
Scott Cragg

/s/Richard A. Johnson	Director	December 23, 2021
Richard A. Johnson, Ph.D.

/s/ R. Matthew Neff	Director	December 23, 2021
R. Matthew Neff

/s/ John E. Sagartz	Director	December 23, 2021
John E. Sagartz, DVM, Ph.D., DAVP

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